Shareholder Letter Re ve ng e Ro ug hs to ck C om pa ny / He nd er so n Ar en a / O H, U SA Q1 2023 May 9, 2023

Q1 2023 Highlights

Net revenue of $77.9 million rose 39% year-over-year alongside increased paid ticket volume.

Eventbrite Ads expanded promoted listings onto two new surfaces. Boost added an AI integration to assist campaign creation.

EB-driven tickets were 28% of paid tickets, helping stimulate $213 million in gross ticket sales for creators.

Net Revenue


$56M
$78M
+39% Y/Y
Q1 2022
Q1 2023

Gross Ticket Sales


$717M
$906M
+26% Y/Y
Q1 2022
Q1 2023

Net Income
($13 M)
+30% Y/Y

Adjusted EBITDA[1]
$2.1M
-10% Y/Y

Paid Tickets


18M
23M
+28% Y/Y
Q1 2022
Q1 2023

Net Revenue Per Ticket


$3.09
$3.36
+9% Y/Y
Q1 2022
Q1 2023

Paid Creators
172K
+27% Y/Y

Paid Buyers
11M
+28% Y/Y

[1] Adjusted EBITDA is a financial measure that is not calculated in accordance with U.S. generally accepted accounting principles ("GAAP"). See the section in this letter titled "About Non-GAAP Financial Measures" for information regarding Adjusted EBITDA, including the limitations of non-GAAP measures, and see the end of this letter for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Eventbrite Q1 2023 Shareholder Letter
Page 2

Dear Eventbrite Shareholder, Strong execution propelled our first quarter performance as we grew revenue and margins, expanded our product offerings, and accelerated our marketplace transformation. Our business continues to scale, powering $906 million in gross ticket sales in the first quarter and generating $77.9 million in net revenue, 39% higher than a year ago. We produced record quarterly gross profit and a seventh consecutive quarter of positive Adjusted EBITDA. Our strategic emphasis on scalable, self-service ticketing and marketing products delivered growth and improving profitability and deepened our appeal to creators and consumers who seek to easily list, market, and find live events to enrich their calendars. The purposeful changes we drove in the first quarter encompassed customer- facing product updates as well as operational efficiencies, advancing both creator success and our marketplace strategy. Strong development velocity resulted in over twenty new product launches and updates in the first quarter alone. We meaningfully enhanced Eventbrite Boost and Ads, upgraded personalized event recommendations for consumers, and redesigned event listings pages to improve usability and purchase conversion. Operationally, the restructuring we initiated in March has begun to yield intended benefits: a higher proportion of resources directed to marketplace investments, prioritization of products with the greatest customer traction and financial return, and structurally improved cost efficiency. We believe these and other actions to accelerate the Eventbrite marketplace will strengthen competitive differentiation, increase monetization, and reinforce our progress toward our long-term financial targets. Roughstock Rodeo Zack Towery began riding bulls at age 32, about the time when most bull riders hang up their hats. His son Martin followed in his father’s footsteps and eventually, they began raising bulls and hosting events of their own. Now the entire family is involved and the Towery’s host several family-friendly rodeos a year, stressing the importance of taking care of the animals and hosting seminars explaining their animal-first practices. Up to 2,000 fans gather in the stands to enjoy these rodeos. Of the nearly 40,000 paid tickets sold during the three years Roughstock has been using Eventbrite, 45% were driven by Eventbrite’s own channels. And that helps Martin’s mission of bringing rodeo to the people. Hosting these rodeos “fixes your soul,” says Martin. “It makes you feel good as a human to know you can bring joy to someone’s life for even a few hours.” Rodeo is more than entertainment; it’s a reminder that we’re all human beings no matter our background, political view, race, or religion — and we can all come together to have fun. “That’s what the world needs.” Revenge Roughstock Company Henderson Arena OH, USA Eventbrite Q1 2023 Shareholder Letter Page 3

Business Update First quarter revenue of $77.9 million reached another three-year peak, driven by both improved ticketing performance and a stronger pricing structure. Paid ticket volume of 23.2 million tickets was up 28% compared to the same period of 2022, reflecting robust demand for the unique inventory of live events we attract as well as our investments into a more appealing and seamless consumer experience. Changes we made to ticketing and service fees in January, combined with the growth of subscription and advertising revenue, contributed to record take rate and revenue per ticket for the second consecutive quarter. Our execution on our product-led strategy continues to support higher profitability and investment for future growth. Gross margin stayed elevated at 66.1%, reflecting fixed cost leverage, the pricing change and greater contribution from new, higher margin products. Adjusted EBITDA, reported at $2.1 million in the first quarter, was $10.0 million excluding the impact of non-routine items related to restructuring and reserves. Excluding non-routine items, Adjusted EBITDA margin was 13% in the first quarter compared to roughly break-even in the first quarter of last year. We demonstrated strong operational and cost discipline in the first quarter, making thoughtful product investments while protecting profitability and executing on restructuring plans. Product development continues to be our most important investment area and we began reorganizing these functions to more efficiently and effectively support our marketplace strategy. Through our restructuring we are allocating greater development resources to marketing and demand generation products, eliminating roles not connected to revenue- generating projects, and consolidating development staff into streamlined technical hubs in Spain and India. We expanded sales and marketing in the first quarter to support revenue growth with additional headcount and advertising spend but kept expense growth in these areas to a slower pace than sales growth. Lastly, we held general and administrative costs to very minimal year- on-year growth and anticipate continued operating leverage against these costs. As we complete our planned restructuring actions across the remainder of 2023, we have confidence that greater efficiency in our cost structure, along with the inherent leverage in our product-led strategy, will help accelerate the path to our stated long-term financial targets. 2,000000 2,214286 2,428571 2,642857 2,857143 3,071429 3,285714 3,500000 Q1 2023 Q1 2022 Q1 2019 // $3.01 7.0% 7.8% 8.6% $3.09 $3.36 Revenue per Ticket and Take Rate OpEx Investment Profile Q1 2023 33% General & Administrative 26% Sales & Marketing 41% Product Development Eventbrite Q1 2023 Shareholder Letter Page 4

Marketing and Demand Generation We prioritized marketing and demand generation during the quarter to help creators drive audience growth and improve their event success. For most creators, each additional attendee represents greater opportunity to sell merchandise, food and beverage, and other add-ons as the economics of a typical event surpass ticket sales alone. In fact, a recent creator survey conducted by Eventbrite’s research team revealed that, on average, more than 50% of an event’s revenue comes from sources other than ticket sales. This implies that audience growth is doubly-valuable to creators and that marketing budgets can be drawn from resources beyond ticket revenue alone. Demand generation, consumer visibility and our unique marketing and advertising tools therefore represent valuable differentiators for creators who list their events on Eventbrite. As we further enhance features like search and discovery and personalization, we are extending our leading position as the premier events marketplace and sharpening our competitive edge to capture a larger portion of event-related ticketing and marketing budgets. We made significant updates to Boost and Eventbrite Ads during the first quarter that improved reach, efficacy and usability. Boost’s integration of OpenAI technology allows creators to automatically generate text for social media, email, and other marketing materials, lowering usage barriers and expediting campaign creation. Boost subscribers grew 20% quarter over quarter, as a growing number of creators make our simple, highly-effective marketing tools a core part of their event management processes. Within Eventbrite Ads, we increased the availability of promoted listings to category and city browse — which quickly became our best performing pages for ads clickthrough rates — and introduced additional listings placements on search and related events pages. We delivered more than 55 million promoted listings impressions since Eventbrite Ads launched less than a year ago, and the availability of this service increased revenue per creator by roughly 25% in the first quarter, among those who participated in the program. Boost and Eventbrite Ads reached a combined $8 million annualized revenue run rate in the first quarter. We are rapidly building innovative features for both Boost and Ads, and will continue to expand awareness and availability of these tools for creators. Afro Soca Love While attending Howard University, Myron Chandran began making a name for himself as a DJ, opening for acts like 2 Chainz and Nas. Through his experiences on stage, Chandran recognized the connective power of concerts, but he found himself craving events where people could “fall in love with the meaning, not just the music.” Chandran founded Afro Soca Love in 2018 intending to strengthen the connection between the people of Africa and the African diaspora. Hosting parties, concerts, and marketplaces showcasing local vendors, Afro Love Soca events have taken place in more than 20 cities on three continents. During its 3.5 years on Eventbrite, Afro Soca Love has sold nearly 30,000 tickets to more than 100 events, with Eventbrite driving 43% of those sales. As a Boost subscriber, Chandran appreciates the steady stream of new features, describing Eventbrite as “a place where they’re actively trying to improve a product.” Afro Soca Love experimented with other ticketing services, but Chandran returned to Eventbrite because of the support it provides to creators and the trust that customers have in the platform. “Eventbrite is really the only platform that I see that is giving the closest resemblance of what I believe ticketing and a customer experience should look like,” Chandran says. Eventbrite Q1 2023 Shareholder Letter Page 5

We are encouraged by the opportunity we see in transitioning from a ticket processing platform to a demand-generating events marketplace, and we believe our operating scale among both creators and consumers, as well as our technical capabilities provide Eventbrite a right to win. Eventbrite-driven gross ticket sales were $213 million in the first quarter, representing 28% of paid tickets and showing the direct benefit we deliver to creators through listings visibility and wide distribution. To reinforce our value as a demand generation partner and to highlight our consumer reach on behalf of creators, we recently launched a new traffic and purchase conversion feature for creators. This report provides detailed insights on which channels, including Eventbrite-owned channels, yield the best returns on marketing investment, helping creators make more informed and optimized spending decisions. We believe providing this performance tracking, and spotlighting the positive impact of our marketing and demand generation services on audience growth, will further establish our position as a ticketing growth engine.



Ultra Australia
Ultra Music Festival is a global phenomenon on "all six inhabited continents" that boasts elite DJs and unparalleled production. Their Australia expansion has been putting on top-tier outdoor electronic music festivals on the Eventbrite platform since 2019, hosting one or more events every year, and selling a total of 41,500 tickets, with Eventbrite driving 18% of those sales.


eventbrite
Traffic and Conversion
Page Visits
1,223
1,223
3,500
38%
You sold 40% more tickets by using Eventbrite's tools!
Page visits by channel
This report categorizes data for marketing created through Eventbrite. Outside marketing is grouped under Direct Traffic.
Hide all lines
1 of 4 hidden
Eventbrite Website
Eventbrite's website and app
5,345 33%
Direct Traffic
Marketing created outside of Eventbrite
4,975 30%
Emails
2,760 17%
Advertising Tools
Ads and posts created with Eventbrite
1,500 9%

Traffic and Conversion report

Eventbrite Q1 2023 Shareholder Letter

Page 6

Creators and Consumers

Our strong appeal to both creators and consumers fuels our ability to capture in-demand event inventory and market those events to eager attendees. Creator activity remained strong in the first quarter as we attracted and retained creators who seek out self-service ticketing and marketing solutions. Paid creators grew 27% year-over-year to 172,000 creators, and frequent creators also grew year-over-year for the seventh consecutive quarter. Over 115,000 new creators used Eventbrite for the first time, accelerating the pace of creator acquisition to its highest level in a year. We continue to lead with a product-first approach as we seek to grow our creator base in a cost-efficient and targeted manner.

Consumer demand also remained robust as evidenced by nearly 11 million paid ticket buyers in the first quarter, growing 28% year-over-year and slightly outpacing creator growth. We made headway on product enhancements that help attract ticket buyers, serve them relevant event content, and sway purchase conversion. Listings now support multiple images and videos to showcase creators' unique content and pique attendee interest. We also redesigned the 'follow' feature which prompted a nearly 40% jump in the number of users opting in to follow their favorite creators. These changes represent encouraging signs of improving consumer engagement on both the website and mobile app. Going forward, we intend to continue investing to improve personalization, checkout conversion, and our event discovery app, extending Eventbrite's position as the leading destination for high-intent consumers seeking live events.



Brewery Running Series

What's better after a long run than a cold beer? The Brewery Running Series combines both pastimes by organizing fun runs and 5ks that start and end at local breweries, cideries, and wineries. What began with one event in Minnesota in 2012 as a way for co-founders Nate Herrington and Morgan Jappe to combine staying active with trying new craft beers has blossomed into a network of around 300 annual events across 20 states. And this year is poised to be a big one, with 213 events — and nearly 8,000 ticket sales — already in the rearview during the first quarter. If the running (and the beer) don't make you feel good enough, a portion of proceeds from all races support local nonprofits. We'll cheers to that!



Celebrate Women's History Month
Explore curated events
From organizers you follow
Thu, May 11, 8:00 PM
Breland
Few tickets left
King Theatre
1032 creator followers
Fri, May 12, 7:00 PM
Yuna
Ticket sales end soon
Yoshi's
934 creator followers
DERRICK CARTER
TODD EDWARDS
NATE MANIC
Wed, June 28, 6:00 PM
Derrik Carter and Nate Manic
Public Works
GTFO WITH EATER
GTFO with Eater's Guide to NYC Food Experiences
Follow collection
Tomorrow at 7:00 PM + 9 more events
Hand rolled sushi class
The breakfast room
271 creator followers
Thu, May 11, 12:00 PM
BK heights food tour
Like a local
Popular
International Highlights Tour
By HistoAventura Adventure
1.4k followers
113 events hosted
Follow
Friday, 28 July, 2023

Consumers can easily "follow" favorite creators to stay connected with their events

Eventbrite Q1 2023 Shareholder Letter

Page 7

Summary In the first quarter, we delivered on our strategic and financial commitments while taking steps to accelerate our transition to a marketplace model. Creators increasingly chose our products that help them generate demand for their events, driving our growth as we brought scalable, margin accretive solutions to market. Through these investments, and the restructuring actions to structurally improve our efficiency and productivity, we are advancing toward our long-term financial targets. We look forward to updating you throughout the year as we continue to execute on our strategy. Sincerely, Julia Hartz CEO Lanny Baker CFO Denver Social Yoga From rooftops to office buildings, Denver Social Yoga offers unique twists on the typical yoga class, like yoga with baby goats, skyline rooftop yoga, and yoga at the Denver Botanical Gardens. In just a little over a year since their inception, they’ve hosted 227 events and served over 3,000 attendees, with Eventbrite facilitating 49% of those sales. As if that wasn’t impressive enough, they donate a portion of the proceeds from every event to non-profits. Denver Social Yoga makes yoga accessible to everyone while offering a truly unique experience! Eventbrite Q1 2023 Shareholder Letter Page 8

Financial Discussion

First Quarter Results

All financial comparisons are on a year-over-year basis unless otherwise noted. Financial statement tables, including the reconciliation of non-GAAP financial measures, can be found at the end of this letter.

Net Revenue

Net revenue of $77.9 million in the first quarter of 2023 was up 39%, driven by paid ticket volume improvements and updated pricing. Net revenue per paid ticket was $3.36, compared to $3.09 a year ago, reflecting record take rate of 8.6% which was 80 basis points higher than the same period a year ago. Revenue per ticket also included a $0.09 contribution from marketing products.



$56M
$66M
$67M
$72M
$78M
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Paid Ticket Volume

Paid ticket volume of 23.2 million in the first quarter of 2023 increased 28% based on year-over-year growth in paid creators and paid events. Paid ticket volume increased sequentially month-over-month during the quarter, as expected with historical seasonality.

Paid ticket volume for events outside of the U.S. represented 38% of total paid tickets in the first quarter, compared to 36% a year earlier.



18M
22M
22M
25M
23M
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Eventbrite Q1 2023 Shareholder Letter

Page 9

Gross Profit

Gross profit was $51.5 million in the first quarter of 2023 compared to $35.9 million from the same period in 2022. Gross margin of 66.1% was up 180 basis points compared to the same period a year ago and reached a new record for this metric. Excluding non-routine restructuring items related primarily to employee severance costs, on a non-GAAP basis, gross profit was $52.3 million in the first quarter of 2023 which corresponds to gross margin of 67.1%.

Gross profit Impact from non-routine items in Q1 2023	Recorded Amount ($M)
Total cost of revenue impact	(0.8)
Total gross profit impact	**($0.8)**



$36M
$43M
$44M
$47M
$52M
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Operating Expenses

Operating expenses were $65.3 million in the first quarter of 2023, compared to $50.5 million in the first quarter of 2022. Operating expenses in the first quarter of 2023 included $8.1 million in restructuring-related costs and a $1.0 million benefit related to the reduction of reserves for creator upfront payments. Excluding non-routine items, on a non-GAAP basis, operating expenses were $58.2 million in the first quarter of 2023 compared to $52.1 million in the year ago period.

Opex Expenses as Reported



$51M
$19M
$13M
$19M
$65M
$27M
$17M
$22M
Q1 2022
Q1 2023
Product Development
Sales & Marketing
General & Administrative

Opex Expenses Excluding Restructuring Costs and Reserve Adjustments



$52M
$19M
$13M
$20M
$58M
$22M
$16M
$21M
Q1 2022
Q1 2023

Eventbrite Q1 2023 Shareholder Letter

Page 10

Product development expenses of $26.6 million for the first quarter of 2023 included approximately $4.6 million of restructuring costs primarily related to employee severance as we streamlined engineering and development teams. Excluding non-routine items, on a non-GAAP basis, product development expenses were $22.0 million in the first quarter of 2023 compared to $18.5 million in the year ago period, or an increase of 19% year-over-year.

Sales, marketing, and support expenses were $17.1 million in the first quarter of 2023, compared to $13.1 million in the first quarter of 2022. Sales, marketing and support expenses in the first quarter of 2023 included approximately $1.3 million of restructuring costs. Excluding this non-routine item, on a non-GAAP basis, sales, marketing and support expenses were $15.8 million in the first quarter of 2023, or up 20% year-over-year on a comparable basis. This increase reflected product marketing investments to support ramping marketing tools as well as support of revenue growth during the quarter.

General and administrative expenses were $21.7 million in the first quarter of 2023, compared to $18.8 million in the first quarter of 2022. General and administrative expenses in the first quarter of 2023 included approximately $2.2 million of restructuring costs and a $1.0 million benefit related to the reduction of reserves for creator upfront payments. General and administrative expenses in the first quarter of 2022 included the benefit of a $1.6 million reversal of creator upfront reserves. Excluding non-routine items, on a non-GAAP basis, general and administrative expenses were flat year-over-year and we continue to expect this category to provide strong operating leverage against revenue growth.

OpEx impact from non-routine items in Q1	Recorded Amount ($M)
Restructure expense for Product & Development	(4.6)
Restructure expense for Sales, Marketing, and Support	(1.3)
Restructure expense for General & Administrative	(2.2)
Release to the creator upfront general reserves	1.0
Total operating expense impact	**($7.1)**

Net Loss

Net loss was $12.7 million for the first quarter of 2023 compared with net loss of $18.2 million in the same period in 2022.



$4M
($18M)
($20M)
($21M)
($13M)
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Eventbrite Q1 2023 Shareholder Letter

Page 11

Adjusted EBITDA

Adjusted EBITDA was $10 million in the first quarter of 2023 compared to $0.8 million in the first quarter of 2022, when excluding non-routine items. Adjusted EBITDA as reported was $2.1 million in the first quarter of 2023, compared to $2.4 million in the same period of 2022.



$2M
$5M
$4M
$11M
$2M
Q1 2022
Q2 2022
Q3 2022
Q4 2022
Q1 2023

Adj. EBITDA impact from non-routine items in Q1 2023	Recorded Amount ($M)
Impact to Net revenue	-
Impact to Cost of net revenue	(0.8)
Impact to Operating expense	(7.1)
Total Adjusted EBITDA impact	**($7.9)**

Balance Sheet and Cash Flow

Cash and cash equivalents totaled $518.4 million at the end of the first quarter of 2023, down from $539.3 million as of December 31, 2022. To evaluate Eventbrite's liquidity, the company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. On that basis, the company's available liquidity as of March 31, 2023 was $357.5 million compared to $358.5 million as of December 31, 2022. Long-term debt as of March 31, 2023 was $356.1 million compared to $355.6 million as of December 31, 2022.

Available Liquidity in Q1 2023	Recorded Amount ($M)
Cash and cash equivalents	$518.4
Funds receivable	26.0
Short term investments	180.5
Creator advances, net	0.6
Accounts payable, creators	(368.0)
Available liquidity	**$357.5**

Eventbrite Q1 2023 Shareholder Letter

Page 12

Business Outlook Based upon current information, we anticipate second quarter 2023 revenue will be within a range of $76 million to $79 million. We anticipate full year 2023 revenue will be within a range of $317 million to $330 million, versus the prior guided range of $312 million to $330 million. We continue to anticipate total restructuring costs of up to $20 million in 2023, which includes employee severance and transition costs and lease exits. Eventbrite Q1 2023 Shareholder Letter Page 13

About Eventbrite Eventbrite is a global self-service ticketing, marketing, and experience technology platform that connects hundreds of thousands of event creators with audiences in nearly 180 countries. Since inception, Eventbrite has been at the center of the experience economy, transforming the way people organize and attend events. The company was founded by Julia Hartz, Kevin Hartz and Renaud Visage, with a vision to build a highly- scalable self-service platform that would make it possible for anyone to create, promote and sell tickets to live experiences. Eventbrite enables creators to grow their audience reach and generate demand for events, while also helping event seekers find experiences ranging from annual culinary festivals to professional webinars to weekly yoga workshops. With over 280 million tickets distributed for over 5 million total events in 2022, Eventbrite is where people all over the world discover new things to do or new ways to do more of what they love. Eventbrite has also earned industry recognition as a top employer with special designations that include a coveted spot on Fast Company’s prestigious The World’s 50 Most Innovative Companies and Fast Company’s Brands That Matter lists, the Great Place to Work® Award in the U.S., and Inc.'s Best-Led Companies honor. Learn more at www.eventbrite.com. Eventbrite Q1 2023 Shareholder Letter Page 14

Forward-Looking Statements This letter contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. All statements other than statements of historical fact could be deemed forward-looking, including, but not limited to, statements regarding the future performance of Eventbrite, Inc. and its consolidated subsidiaries (the “Company”); the Company’s business model and investments to support growth, including the impact on results; the Company’s expectations regarding the development of its platform and products; the Company’s, long-term growth strategy, creator growth, pursuit of long-term sustainable growth and profitability, scalable, product-led growth and value creation; the Company’s expectations with respect to its restructuring plan; and the Company’s expectations described under “Business Outlook” above. In some cases, forward-looking statements can be identified by terms such as “may,” “will,” “appears,” “shall,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans, or intentions. Such statements are subject to a number of known and unknown risks, uncertainties, assumptions, and other factors that may cause the Company’s actual results, performance, or achievements to differ materially from results expressed or implied in this letter, including those more fully described in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Further information on potential risks that could affect actual results will be included in the subsequent periodic and current reports and other filings that the Company makes with the Securities and Exchange Commission from time to time. Investors are cautioned not to place undue reliance on these statements. Actual results could differ materially from those expressed or implied. All forward-looking statements are based on information and estimates available to the Company at the time of this letter, and are not guarantees of future performance, and reported results should not be considered as an indication of future performance. Except as required by law, the Company assumes no obligation to update any of the statements in this letter.r. Disclaimer Regarding Ticketing, Creator and Event Metrics This letter includes certain measures related to our ticketing business, such as paid tickets, paid creators and paid events. We believe that the use of these metrics is helpful to our investors as these metrics are used by management in assessing the health of our business and our operating performance. These metrics are based on what we believe to be reasonable estimates for the applicable period of measurement. There are inherent challenges in measuring these metrics, and we regularly review and may adjust our processes for calculating our internal metrics to improve their accuracy. You should not consider these metrics in isolation or as substitutes for analysis of our results of operations as reported under GAAP. About Non-GAAP Financial Measures We believe that the use of Adjusted EBITDA, Adjusted EBITDA margin and Available Liquidity is helpful to our investors in understanding and evaluating our results of operations and useful measures for period-to-period comparisons of our business performance as they are metrics used by management in assessing the health of our business and our operating performance, making operating decisions, and performing strategic planning and annual budgeting. These measures are not prepared in accordance with GAAP and have limitations as an analytical tool, and you should not consider them in isolation or as a substitute for analysis of our results of operations as reported under GAAP. In addition, other companies may not calculate non-GAAP financial measures in the same manner as we calculate them, limiting their usefulness as comparative measures. You are encouraged to evaluate the adjustments and the reasons we consider them appropriate. Adjusted EBITDA We calculate Adjusted EBITDA as net income (loss) adjusted to exclude depreciation and amortization, stock-based compensation expense, interest expense, loss on debt extinguishment, direct and indirect acquisition related costs, employer taxes related to employee transactions and other income (expense), which consisted of interest income, foreign exchange rate gains and losses, and income tax provision (benefit). Adjusted EBITDA should not be considered as an alternative to net income (loss) or any other measure of financial performance calculated and presented in accordance with GAAP. Some of the limitations of Adjusted EBITDA include (i) Adjusted EBITDA does not properly reflect capital spending that occurs off of the income statement or account for future contractual commitments, (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and Adjusted EBITDA does not reflect these capital expenditures and (iii) Adjusted EBITDA does not reflect the interest and principal required to Eventbrite Q1 2023 Shareholder Letter Page 15 service our indebtedness. In evaluating Adjusted EBITDA, you should be aware that in the future we expect to incur expenses similar to the adjustments in this letter. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-routine items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income (loss) and other GAAP results. Adjusted EBITDA Margin Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by revenue. Because of the limitations described above, you should consider Adjusted EBITDA and Adjusted EBITDA Margin alongside other financial performance measures, including net income (loss) and our other GAAP results. Available Liquidity To evaluate Eventbrite’s liquidity, the Company adds funds receivable from ticket sales within the last five business days of the period to creator advances and cash and cash equivalents, and then reduces the balance by funds payable and creator payables. Eventbrite Q1 2023 Shareholder Letter Page 16

Condensed Consolidated Statements of Operations

($ in thousands, except per share data)(unaudited)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Net revenue	$ 77,914	$ 55,875
Cost of net revenue[1]	26,395	19,973
Gross profit (loss)	51,519	35,902
Operating expenses [1]:		
Product development	26,564	18,518
Sales, marketing and support	17,060	13,148
General and administrative	21,718	18,817
Total operating expenses	65,342	50,483
Loss from operations	(13,823)	(14,581)
Interest expense	(2,752)	(2,798)
Other income (expense), net	4,500	(603)
Loss before income taxes	(12,075)	(17,982)
Income tax provision (benefit)	611	203
Net loss	$ (12,686)	$ (18,185)
Net loss per share, basic and diluted	$ (0.13)	$ (0.19)
Weighted-average number of shares outstanding used to compute net loss per share, basic and diluted	99,503	97,554

(1) Includes stock-based compensation as follows (in thousands):		
Cost of net revenue	$ 197	$ 240
Product development	4,324	4,133
Sales, marketing and support	2,228	1,787
General and administrative	5,345	6,676
Total	$ 12,094	$ 12,836

Eventbrite Q1 2023 Shareholder Letter

Page 17

Condensed Consolidated Balance Sheets

($ in thousands) (unaudited)	March 31, 2023	December 31, 2022
Assets		
Current assets		
Cash and cash equivalents	$ 518,446	$ 539,299
Funds receivable	26,000	43,525
Short-term investments, at amortized cost	180,455	84,224
Accounts receivable, net	2,598	2,266
Creator signing fees, net	792	645
Creator advances, net	584	721
Prepaid expenses and other current assets	12,714	12,479
Total current assets	741,589	683,159
Restricted cash	882	875
Creator signing fees, noncurrent	1,156	1,103
Property and equipment, net	6,960	6,348
Operating lease right-of-use assets	3,351	5,179
Goodwill	174,388	174,388
Acquired intangible assets, net	19,677	21,907
Other assets	2,422	2,420
Total assets	$ 950,425	$ 895,379
Liabilities and Stockholders' Equity		
Current liabilities		
Accounts payable, creators	$ 367,986	$ 309,313
Accounts payable, trade	851	1,032
Chargebacks and refunds reserve	13,232	13,136
Accrued compensation and benefits	11,777	11,635
Accrued taxes	8,718	12,515
Operating lease liabilities	2,195	2,810
Other accrued liabilities	13,385	10,538
Total current liabilities	418,144	360,979
Accrued taxes, noncurrent	8,279	8,820
Operating lease liabilities, noncurrent	2,949	3,345
Long-term debt	356,078	355,580
Other liabilities	100	100
Total liabilities	785,550	728,824
Stockholders' equity		
Common stock, at par	1	1
Additional paid-in capital	966,515	955,509
Accumulated deficit	(801,641)	(788,955)
Total stockholder's equity	164,875	166,555
Total liabilities and stockholder's equity	$ 950,425	$ 895,379

Eventbrite Q1 2023 Shareholder Letter

Page 18

Condensed Consolidated Statements of Cash Flows

($ in thousands) (unaudited)	Three Months Ended March 31, 2023	2022
Cash flows from operating activities		
Net loss	$ (12,686)	$ (18,185)
Adjustments to reconcile net loss to net cash provided by operating activities:		
Depreciation and amortization	3,531	3,763
Stock-based compensation expense	12,094	12,836
Amortization of debt discount and issuance costs	498	480
Unrealized loss on foreign currency exchange	(1,133)	903
Accretion on short-term investments	(1,552)	0
Non-cash operating lease expenses	1,875	839
Amortization of creator signing fees	210	412
Adjustments related to creator advances, creator signing fees, and allowance for credit losses	(727)	(1,323)
Provision for chargebacks and refunds	4,717	3,787
Other	314	36
Changes in operating assets and liabilities:		
Accounts receivable	(543)	(943)
Funds receivable	17,835	(6,231)
Creator signing fees and creator advances	665	1,553
Prepaid expenses and other assets	(237)	7,073
Accounts payable, creators	57,699	95,655
Accounts payable	(125)	135
Chargebacks and refunds reserve	(4,621)	(4,201)
Accrued compensation and benefits	142	(3,445)
Accrued taxes	(4,580)	(3,382)
Operating lease liabilities	(1,058)	(1,120)
Other accrued liabilities	2,848	(11,188)
Net cash provided by operating activities	75,166	77,454
Cash flows from investing activities		
Purchase of short-term investments	(94,679)	-
Purchases of property and equipment	(286)	(320)
Capitalized internal-use software development costs	(1,484)	(511)
Net cash used in investing activities	(96,449)	(831)
Cash flows from financing activities		
Proceeds from exercise of stock options	463	1,464
Taxes paid related to net share settlement of equity awards	(1,822)	(1,711)
Principal payments on finance lease obligations	(1)	(31)
Net cash used in financing activities	(1,360)	(278)

Eventbrite Q1 2023 Shareholder Letter

Page 19

Effect of exchange rate changes on cash, cash equivalents and restricted cash Net (decrease) increase in cash, cash equivalents and restricted cash Cash, cash equivalents and restricted cash Beginning of period End of period Supplemental cash flow data Interest paid Income taxes paid, net of refunds Noncash investing and financing activities Reduction of right of use asset due to modification or exit $ $ $ $ Condensed Consolidated Statements of Cash Flows (cont.) ($ in thousands)(unaudited) Three Months Ended March 31, 2023 2022 1,797 (20,846) 540,174 519,328 798 (15) 1,039 (1,235) 75,110 636,159 711,269 857 8 941 Eventbrite Q1 2023 Shareholder Letter Page 20

Key Operating Metrics and Non-GAAP Financial Measures

($ in thousands, except per ticket data)(unaudited)

	Three Months Ended March 31, 2023	Three Months Ended March 31, 2022
Net revenue	$ 77,914	$ 55,875
Paid Ticket Volume	23,178	18,054
Net Revenue per Paid Ticket	$ 3.36	$ 3.09
Adjusted EBITDA	$ 2,142	$ 2,375
Adjusted EBITDAMargin	3 %	4 %

Adjusted EBITDA Reconciliation (Unaudited)

	Three Months Ended March 31, 2023	December 31, 2022	September 30, 2022	June 30, 2022	March 31, 2022
Net Loss	$ (12,686)	$ 4,013	$ (21,124)	$ (20,088)	$ (18,185)
Add:					
Depreciation and amortization	3,515	3,801	3,810	3,486	3,763
Stock-based compensation	12,094	12,738	13,529	14,253	12,836
Interest expense	2,752	2,808	2,826	2,837	2,798
Employer taxes related to employee equity transactions	356	115	167	210	357
Other (income) expense, net	(4,500)	(12,571)	5,100	4,115	603
Income tax provision (benefit)	611	167	(80)	(164)	203
Adjusted EBITDA	$ 2,142	$ 11,071	$ 4,228	$ 4,649	$ 2,375

Eventbrite Q1 2023 Shareholder Letter

Page 21